Exhibit 99.1

New York Community Bancorp, Inc. Reports a 66% Increase in 2002
Diluted EPS to $2.22; Raises 2003 Diluted EPS Estimates to a Range of $2.65 - $2.67

    WESTBURY, N.Y.--Jan. 22, 2003--New York Community Bancorp, Inc. (NYSE:NYB) today reported net income of $229.2 million for the twelve months ended December 31, 2002, up 119.4% from $104.5 million for the twelve months ended December 31, 2001. On a diluted per share basis, the Company's 2002 earnings rose to $2.22 from $1.34, signifying a 66.0% increase, while providing returns on average assets and stockholders' equity of 2.29% and 19.95%.(1)
    The year-over-year earnings increase was supported by a 51.5% rise in fourth quarter 2002 net income to $64.4 million from $42.5 million in the fourth quarter of 2001. On a diluted per share basis, the Company's fourth quarter 2002 earnings rose to $0.62 from $0.43, representing a 44.2% increase, while providing an ROA and ROE of 2.40% and 20.39%.
    The Company also recorded significant cash earnings growth in the current year and fourth quarter. For the twelve months ended December 31, 2002, the Company's cash earnings rose $110.7 million, or 74.3%, to $259.7 million, equivalent to a 31.9% increase in diluted cash earnings per share to $2.52. For the three months ended December 31, 2002, the Company's cash earnings rose $25.7 million, or 59.1%, to $69.1 million, equivalent to a 50.0% increase in diluted cash earnings per share to $0.66.(2)
    Commenting on the Company's 2002 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "The Company's ability to generate significant earnings was overtly demonstrated in 2002. With a 66% increase in diluted earnings per share, we exceeded our own earnings growth record, and set the stage for further growth in 2003. We achieved a new record for loans produced, with originations of $2.6 billion, and realized a 60% rise in total revenues."

    "The growth in our earnings primarily stemmed from the successful implementation of two key business strategies," Mr. Ficalora noted:

        -- "We completed the strategic restructuring of our interest-earning assets, underscoring our focus on the multi-family market, and reducing our exposure to credit and interest rate risk. Of the $2.6 billion of mortgage loans we produced, $2.1 billion were secured by multi-family buildings, most of which are New York-based and rent-controlled or -stabilized. Notwithstanding the visible presence of others vying for product, the record volume of loans we produced over the past four quarters attests to our stature as a leading lender in New York's multi-family market niche. Multi-family loans totaled $4.5 billion at year-end, up $1.2 billion, reflecting a year-over-year increase of 38%. Concurrently, and indicative of our decidedly risk-averse nature, we reduced our portfolio of one-to-four family loans by more than $1.1 billion to $266 million at December 31st.

        -- "We leveraged our balance sheet profitably by taking strategic advantage of the favorable yield curve and market conditions that prevailed throughout the year. Acting opportunistically, we parlayed the increase in borrowings into the record volume of mortgage originations, while significantly boosting our portfolio of securities available for sale. At $2.6 billion, mortgage originations were more than double the prior-year volume, while securities available for sale rose to $4.0 billion, a 66% increase.

    "The benefits of these strategies are conveyed in the following items, each one a key component of our 66% year-over-year diluted EPS growth:

        --  Net interest income rose 81% to $373 million;

        -- Our interest rate spread expanded to 4.12%, up 74 basis points;

        -- Our net interest margin widened to 4.31%, up 72 basis points;

        --  Fee income rose 35% to $47.4 million;

        --  Other income rose 33% to $37.4 million;

        --  Our efficiency ratio improved to 25.50%; and

        -- Our return on average tangible stockholders' equity rose 520 basis points to 48.44%.

    "Our fourth quarter results contributed meaningfully to the growth in our 2002 earnings, despite the pressures imposed by the replenishment of our interest-earning assets in a declining rate environment:"

        -- "Net interest income rose 28% year-over-year to $95.9 million;

        --  Our spread expanded to 4.05%, up 37 basis points;

        --  Our margin widened to 4.22%, a 39-basis point increase;

        --  Fee income rose 39% to $14.6 million;

        --  Other income rose 69% to $10.5 million; and

        --  Our efficiency ratio improved to 26.10%.

    "While a linked-quarter comparison reflects some compression of our fourth quarter net interest income, spread, and margin," Mr. Ficalora added, "these were not unexpected, particularly in view of the leveraged growth of our balance sheet, our active share repurchase program, and the issuance of Bifurcated Option Note Unit Securities (BONSUSES(SM) Units) with a 6% coupon on November 4th. The coupon reduced our spread and margin by nine basis points--a strictly temporary impact, given that the proceeds were fully invested and leveraged by the end of the year.

    2003 Diluted Earnings Per Share Expected to Range From $2.65 to
$2.67

    "Based on the strength of the year's results, our demonstrated ability to generate loans, and our current revenue and expense projections, we are currently expecting that our 2003 diluted earnings per share will range from $2.65 to $2.67. With the restructuring of our balance sheet now complete, we would expect our 2003 performance to be supported by the following:

    -- "Continued net interest income growth, despite declines in spread and margin, as we continue to generate multi-family loans within our local market niche. As of today, our pipeline holds mortgage loans in excess of $681 million, a solid start to what we expect to be another productive year.

    -- "An increase in other sources of revenues, primarily in the form of fee income, as we upgrade our branch network and add four new banking offices over the course of the year. As a result, we anticipate that other operating income will range between $85 million and $88 million.

    -- "The continued suspension of our provision for loan losses, reflecting the ongoing quality of our assets and the level of coverage provided by our loan loss allowance."

    -- "Notwithstanding significant software and network enhancements, and improvements to several branches, operating expense is expected to stabilize in the range of $147 million to $150 million, reflecting an efficiency ratio of approximately 30%.

    -- "An effective tax rate of 32% to 33%, as we continue to realize the benefits of the tax planning strategies implemented in the second half of 2002.

    "In short, we believe that our 2002 strategies, and the performance they engendered, have set a solid foundation on which to build our earnings in 2003," Mr. Ficalora said. "We believe we are well positioned to capitalize on the challenges facing our market, and are prepared to act opportunistically, as we have in the past, on our shareholders' behalf."

    Earnings Summary for the Twelve Months Ended December 31, 2002 and
2001

    Interest Income

    The Company recorded interest income of $599.5 million in the current twelve-month period, up $176.2 million, or 41.6%, from the level recorded in 2001. The increase was driven by a $2.9 billion, or 51.0%, rise in the average balance of interest-earning assets to $8.7 billion, and tempered by a 46-basis point reduction in the average yield to 6.92%. During the year, the Company actively restructured its asset mix, by taking several actions: selling longer term assets of lesser quality; reducing the balance of one-to-four family loans through sales and securitizations; and, at the same time, increasing its production of multi-family loans and its investments in securities. The replenishment of the asset mix with multi-family loans and securities yielding market rates of interest contributed to both the higher average balance and the lower yield.
    Mortgage and other loans generated interest income of $403.4 million, up $77.5 million, or 23.8%, from the 2001 amount. The increase was fueled by a $1.2 billion, or 27.4%, rise in the average balance to $5.4 billion, and tempered by a 22-basis point drop in the average yield to 7.49%. The higher average balance stemmed primarily from the record level of multi-family loan originations, which was tempered by the reduction in one-to-four family loans through securitizations, repayments, and sales. The modest decline in the average yield on loans--despite the substantial reduction in one-to-four family credits yielding above-market rates of interest--is indicative of the favorable structure of the Company's multi-family loans.
    At the same time, mortgage-backed securities generated interest income of $151.7 million, up $90.4 million from the year-earlier amount. The increase was fueled by a $1.6 billion rise in the average balance to $2.6 billion, and tempered by a 42-basis point decline in the average yield to 5.85%. The lower yield is indicative of the lower interest rate environment and the surge in prepayments over the course of the year. The Company increased its portfolio of mortgage-backed securities in connection with its leveraging program, which has capitalized on the favorable yield curve and provided significant cash flow for future loan growth.

    Interest Expense

    The Company recorded 2002 interest expense of $226.3 million, as compared to $217.5 million in 2001. The $8.8 million, or 4.0%, rise was attributable to a $2.6 billion increase in the average balance of interest-bearing liabilities to $8.1 billion and was significantly offset by a 120-basis point decline in the average cost to 2.80%. The restructuring of the Company's asset mix was paralleled by a restructuring of its deposits, with core deposits accounting for 61.5% of average deposits in the current twelve-month period as compared to 49.6% in 2001. In addition to the increase in core deposits, the higher average balance reflects the Company's yearlong leveraging program and the issuance of trust-preferred securities in the fourth quarter of the year. The lower cost is indicative of the lower interest rate environment, the shift of funds away from CDs into alternative investment products, and the increase in core deposits within the deposit mix.
    Borrowings accounted for $130.4 million of total interest expense in the current twelve-month period, as compared to $75.7 million in the year-earlier twelve months. The increase was the net effect of a $1.7 billion rise in the average balance to $3.3 billion and an 85-basis point decline in the average cost to 4.01%. The higher balance is indicative of the Company's leveraging program, and also reflects the issuance of trust-preferred securities in December 2001 and November 2002.
    CDs generated total interest expense of $58.4 million in 2002, down $49.7 million, or 46.0%, from the level recorded in 2001. The reduction was the combined result of a $70.9 million decline in the average balance to $2.0 billion and a 227-basis point decline in the average cost of such funds to 2.89%. While the reduction in cost is indicative of the lower interest rate environment, the lower balance is indicative of the Company's strategic focus on core deposits and the sale of third-party investment products in lieu of CDs. In management's experience, the intentional reduction in "hot money CDs" provides better cost control during periods of lower market interest rates, and even greater cost control during periods of increasing market interest rates.
    Other deposits generated combined interest expense of $37.4 million, up from $33.7 million in 2001. The increase was the net effect of a $1.2 billion rise in the combined average balance to $3.3 billion and a 48-basis point decline in the average cost to 1.14%. Reflected in the higher average balance was a $164.3 million rise in non-interest-bearing deposits to $463.1 million, despite the divestiture of 15 in-store branches in the second quarter of the year.

    Net Interest Income

    The Company recorded net interest income of $373.3 million in the current twelve-month period, representing a year-over-year increase of $167.4 million, or 81.4%. The growth in net interest income was accompanied by significant year-over-year expansion of the Company's interest rate spread and net interest margin: at 4.12%, the Company's 2002 spread was 74 basis points wider than the 2001 measure; at 4.31%, its margin was 72 basis points wider than the same measure in 2001.

    Provision for Loan Losses

    The provision for loan losses was suspended in 2002, based upon management's current assessment of the allowance for loan losses, which considers, among other items, the quality of the Company's loans. At December 31, 2002, the Company recorded non-performing loans of $16.3 million, down from $17.5 million at December 31, 2001. The 2002 amount was equivalent to 0.30% of loans, net, down three basis points from the year-end 2001 measure, despite a nine-basis point increase from the measure recorded at September 30, 2002. The linked-quarter increase primarily reflects three loans totaling $4.1 million with an average loan-to-value ratio of approximately 49%.

    Other Operating Income

    The Company recorded other operating income of $101.8 million in 2002, up $11.2 million, or 12.4%, from the level recorded in 2001. Included in the 2002 amount were pre-tax net securities gains of $17.0 million, as compared to $27.5 million in the year-earlier twelve months. On an after-tax basis, net securities gains contributed $11.0 million, or $0.11 per diluted share, to the Company's twelve-month 2002 earnings, and $17.9 million, or $0.23 per diluted share, to its twelve-month 2001 results. The decline in net securities gains was offset by a $12.4 million, or 35.3%, rise in fee income to $47.4 million and by a $9.4 million, or 33.5%, rise in other income to $37.4 million.

    Non-interest Expense

    The Company recorded 2002 non-interest expense of $139.1 million, as compared to $121.2 million in 2001. Operating expense accounted for $133.1 million of the 2002 total and represented 1.33% of average assets; by comparison, operating expense accounted for $112.8 million of the 2001 total and represented 1.76% of average assets.
    Included in the 2001 amount was a non-recurring merger-related charge of $22.0 million, which was recorded in compensation and benefits expense. The after-tax impact of this charge on the Company's 2001 earnings amounted to $14.3 million, or $0.18 per diluted share. Excluding the $22.0 million charge, the Company's 2001 core operating expense totaled $90.8 million, including core compensation and benefits expense of $41.1 million.
    The Company's 2002 operating expense thus reflects a $30.9 million rise in core compensation and benefits expense to $72.1 million; a $4.6 million rise in occupancy and equipment expense to $23.2 million; a $4.2 million rise in general and administrative ("G&A") expense to $31.8 million, and a $2.5 million rise in other expense to $5.9 million. The across-the-board increase generally reflects the full-year effect of staffing, operating, and marketing a branch network with 109 full-service branches. While the Company divested itself of 15 in-store branches in the second quarter, it also opened four new banking offices during 2002. To a lesser extent, the increase in operating expense reflects the addition of Peter B. Cannell & Co., Inc. ("PBC"), an investment advisory firm. The Company acquired a 47% equity interest in PBC in the Richmond County merger and acquired the additional 53% equity interest on January 3, 2002.
    The year-over-year growth in operating expense was offset by the growth of net interest income and other operating income to produce an improvement in the efficiency ratio to 25.32%. In 2001, the Company recorded an efficiency ratio of 35.03%, excluding the non-recurring merger-related charge from operating expense. On a cash earnings basis, i.e., subtracting from operating expense the costs associated with the amortization and appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"), the efficiency ratio improved to 25.50% from 27.51%.
    In accordance with its adoption of SFAS Nos. 141 and 142 on January 1, 2002, the Company discontinued the amortization of goodwill stemming from its acquisition of Haven Bancorp on November 30, 2000, but continued to amortize the core deposit intangible ("CDI") stemming from its merger with Richmond County on July 31, 2001. The amortization of CDI amounted to $6.0 million in 2002; by comparison, the amortization of goodwill and CDI amounted to $8.4 million in 2001.

    Income Tax Expense

    The Company recorded income tax expense of $106.8 million in 2002, up $36.0 million from the level recorded in 2001. The increase reflects a $160.8 million rise in pre-tax income to $336.0 million and a decline in the effective tax rate to 32% from 40%.
    While the implementation of certain tax planning strategies in 2002 contributed to the lower effective tax rate, the higher rate in 2001 partly reflects the non-deductibility of certain plan-related expenses in connection with the Richmond County merger and a tax adjustment in the amount of $3.0 million.

    Earnings Summary for the Three Months Ended December 31, 2002 and
2001

    Interest Income

    The Company recorded interest income of $151.7 million in the current fourth quarter, up $12.1 million, or 8.7%, from the level recorded in the fourth quarter of 2001. The increase was fueled by a $1.3 billion, or 16.0%, rise in the average balance of interest-earning assets to $9.1 billion, and tempered by a 45-basis point drop in the average yield to 6.68%. While the higher balance largely reflects the leveraged growth of the Company's securities investments, the lower yield reflects the downward repricing of certain assets in the declining rate environment.
    The interest income produced by loans totaled $97.4 million, down $4.7 million from the fourth quarter 2001 amount. While the average balance was essentially flat, having grown a modest $1.6 million, the increase was offset by a 36-basis point decline in the average yield to 7.38%. The contribution of average loans to interest income reflects the reduction in one-to-four family loans through securitizations, sales, and a robust level of prepayments, and the concurrent increase in multi-family loans at lower market interest rates.
    Mortgage-backed securities generated fourth quarter 2002 interest income of $37.0 million, up $8.0 million, or 27.5%, from the year-earlier amount. The increase stemmed from an $860.0 million, or 44.0%, rise in the average balance to $2.8 billion, tempered by a 68-basis point decline in the average yield to 5.26%.
    The interest income generated by investment securities rose $8.9 million, or 110.8%, to $16.9 million, fueled by a $446.8 million, or 89.6%, rise in the average balance to $945.5 million and a 72-basis point increase in the average yield to 7.17%. The higher balance and yield primarily reflect the Company's opportunistic investment of leveraged funds into corporate bonds and trust-preferred securities featuring highly attractive yields.

    Interest Expense

    The Company recorded fourth quarter 2002 interest expense of $55.8 million, down $8.7 million, or 13.5%, from the year-earlier amount. The reduction was the net effect of a $979.3 million rise in the average balance of interest-bearing liabilities to $8.4 billion and an 82-basis point decline in the average cost to 2.63%. While core deposit growth contributed to the higher average balance, the increase was primarily due to the Company's leveraging program and to the issuance of BONUSES Units in the fourth quarter of the year. Borrowings thus generated fourth quarter 2002 interest expense of $35.3 million, up $9.3 million from the level recorded in the year-earlier three months. The increase was the net effect of a $1.3 billion rise in the average balance to $3.6 billion and a 52-basis point decline in the average cost to 3.85%.
    The interest expense produced by CDs fell $15.1 million, or 55.3%, to $12.2 million from the level recorded in the fourth quarter of 2001. The reduction was the combined result of a $601.1 million decline in the average balance to $1.9 billion and a 179-basis point drop in the average cost to 2.56%. The decline in the average balance reflects the Company's emphasis on core deposits and third-party investment products, while the lower cost is indicative of the decline in market interest rates.
    Other deposits generated combined interest expense of $8.3 million, down $3.0 million from the level recorded in the fourth quarter of 2001. The reduction was the net effect of a $318.4 million rise in the average balance to $3.4 billion and a 50-basis point drop in the average cost to 0.99%. Reflected in the higher average balance was a $17.5 million rise in non-interest-bearing deposits to $461.7 million.

    Net Interest Income

    The Company's net interest income rose $20.9 million to $95.9 million in the current fourth quarter, signifying a year-over-year increase of 27.8%. Powered by the significant rise in interest-earning assets, the growth in net interest income was accompanied by meaningful spread and margin expansion. At 4.05%, the spread was up 37 basis points from the year-earlier measure; at 4.22%, the margin was up 39 basis points.
    On a linked-quarter basis, net interest income declined $3.0 million, while the spread and margin declined by 23 and 22 basis points, respectively. While leveraging and share repurchases were contributing factors, the compression also reflects the 6% coupon connected to the BONUSES Units offering. The proceeds of the offering were not fully invested or leveraged until later on in the quarter, thus exaggerating the impact of the coupon temporarily.

    Other Operating Income

    The Company reported other operating income of $30.4 million in the current fourth quarter, up $11.5 million, or 60.3%, from the year-earlier amount. Excluding net securities gains of $5.3 million and $2.2 million in the respective quarters, other operating income rose 50.1% to $25.1 million in the fourth quarter of 2002 from $16.7 million in the fourth quarter of 2001. On an after-tax basis, net securities gains contributed $3.4 million, or $0.03 per share, to the Company's fourth quarter 2002 earnings, and $1.5 million, or $0.01 per share, to its fourth quarter 2001 results.
    Fee income contributed significantly to the year-over-year rise in other operating income, having grown $4.1 million, or 39.0%, to $14.6 million from the year-earlier amount. At the same time, other income rose $4.3 million to $10.5 million, signifying an increase of 69.0%.
    On a linked-quarter basis, the Company's other operating income rose $6.8 million, reflecting a $3.8 million, or 35.4%, rise in fee income; a $1.6 million, or 18.1%, rise in other income; and a $1.4 million, or 35.8%, rise in net securities gains.

    Non-interest Expense

    The Company recorded non-interest expense of $33.7 million in the current fourth quarter, as compared to $29.0 million in the fourth quarter of 2001. Operating expense accounted for $32.2 million of the 2002 amount, and represented 1.20% of average assets, as compared to $26.0 million, representing 1.15% of average assets, in the year-earlier three months. While occupancy and equipment and G&A expense declined $715,000 and $1.1 million, respectively, to $5.5 million and $7.5 million, these reductions were offset by higher compensation and benefits and other expense. Compensation and benefits rose $7.5 million to $17.5 million, while other expense rose $487,000 to $1.7 million. The reductions in occupancy and equipment and G&A expense reflect the aforementioned divestiture of 15 branches and the lower costs associated with the operation and marketing of the branch network, as a result. The increase in compensation and benefits expense was primarily related to the amortization and appreciation of shares held in the Company's ESOP and to the addition of PBC.

    Income Tax Expense

    The Company recorded income tax expense of $28.2 million in the current fourth quarter, up from $22.5 million in the fourth quarter of 2001. The $5.7 million increase reflects a rise in pre-tax income to $92.6 million from $65.0 million and a decline in the effective tax rate to 30% from 35%. The decline in the effective tax rate reflects the benefit of certain tax planning strategies implemented during the second half of 2002.

    Balance Sheet Summary

    Loans

    The Company recorded total assets of $11.3 billion at December 31, 2002, up from $9.2 billion at December 31, 2001. The 22.9% increase was partly powered by the record level of multi-family loan originations, a key component of the Company's balance sheet restructuring plan. The Company originated total mortgage loans of $2.6 billion in 2002, more than double the $1.2 billion produced in 2001. Multi-family loans represented $2.1 billion, or 80.3%, of the current year's production, as compared to $791.3 million, or 68.8%, in the year-earlier twelve months. In the fourth quarter of 2002, mortgage originations totaled $685.0 million; of these, $578.4 million, or 84.4%, were multi-family loans.
    Reflecting the volume of loans produced during 2002, the portfolio of multi-family loans rose $1.2 billion, or 38.1%, to $4.5 billion at the end of December from the balance recorded at the prior year-end. At December 31, 2002, multi-family loans accounted for 83.1% of total mortgage loans outstanding, in contrast to 61.6% at December 31, 2001. The average loan in the portfolio at year-end 2002 had a principal balance of $1.9 million, with an average loan-to-value ratio of 58.2%.
    Another key component of the Company's balance sheet restructuring program was a significant reduction in the year-end 2002 balance of one-to-four family loans. To reduce its exposure to credit and interest rate risk, the Company sold one-to-four family loans totaling $180.4 million over the course of four quarters, and securitized $572.5 million in the second quarter of the year. Reflecting loan sales, securitizations, and an increase in prepayments, the balance of one-to-four family loans declined to $265.7 million from $1.3 billion at December 31, 2001. While the Company continues to originate one-to-four family loans, it does so on a conduit basis, selling them to a third party shortly after closing.
    The growth in multi-family loans was further offset by reductions of $28.6 million and $35.4 million in the respective balances of commercial real estate and construction loans. The net effect of these declines, the decline in one-to-four family loans, and the growth in multi-family loans outstanding was a $122.6 million increase in total mortgage loans to $5.4 billion. With a pipeline of approximately $681.0 million three weeks into the first quarter, and the balance sheet restructuring now completed, the Company anticipates that its 2003 loan production will contribute significantly to both loan and earnings growth.

    Asset Quality

    At December 31, 2002, the Company recorded non-performing assets of $16.5 million, or 0.15% of total assets, up from $11.1 million, or 0.11%, at the close of the trailing quarter, but down from $17.7 million, or 0.16%, at December 31, 2001. Non-performing loans accounted for $16.3 million, $11.0 million, and $17.5 million of the respective totals, and were equivalent to 0.30%, 0.21%, and 0.33% of loans, net.
    The linked-quarter rise in non-performing assets reflects a $2.6 million increase in mortgage loans in foreclosure to $11.9 million and a $2.7 million increase in loans 90 days or more delinquent to $4.4 million, including a $2.2 million multi-family loan. Fully secured by an apartment complex in Philadelphia, where 2.0% of the Company's mortgage loans are located, the loan is not expected to result in any loss to the Bank. Foreclosed real estate rose $54,000 to $175,000 from the September 30, 2002 total, while, at the same time, declining $74,000 from the December 31, 2001 amount.
    Despite the rise in non-performing loans, no net charge-offs were recorded, and none are expected to result from the increase at this time. In the absence of any net charge-offs or loan loss provisions, the allowance for loan losses was maintained at $40.5 million, equivalent to 247.83% of non-performing loans and 0.74% of loans, net, at year-end 2002.

    Securities and Mortgage-backed Securities

    The leveraged growth of the balance sheet is nowhere more apparent than in the growth of the portfolios of securities available for sale and held to maturity at December 31, 2002. The available-for-sale securities portfolio grew $1.6 billion year-over-year to $4.0 billion, signifying a 66.4% increase, while the securities held to maturity portfolio grew $496.3 million to $699.4 million, a better than two-fold rise. Mortgage-backed securities, with an average life of 2.4 years, represented $3.6 billion, or 91.0%, of the year-end 2002 available-for-sale portfolio. In addition to new investments, the growth in securities available for sale reflects the aforementioned securitization of one-to-four family loans totaling $572.5 million. The portfolio of held-to-maturity securities largely consisted of investment grade corporate bonds, trust-preferred securities, and Federal Home Loan Bank of New York stock.

    Goodwill and Core Deposit Intangible

    The Company recorded goodwill of $624.5 million at December 31, 2002, up $9.9 million from the level recorded at December 31, 2001. The increase was primarily due to the Company's acquisition of the remaining 53% equity interest in PBC on January 3, 2002.
    In connection with the Company's adoption of SFAS Nos. 141 and 142 on January 1, 2002, the amortization of goodwill was discontinued; however, the amortization of CDI continued at a rate of $1.5 million per quarter in 2002. Accordingly, the balance of CDI declined $6.0 million from the December 31, 2001 level to $51.5 million at the current year-end.

    Sources of Funds

    The restructuring of the balance sheet reflected in the changing mix of assets is also reflected in the changing mix of interest-bearing liabilities. The growth in core deposits that began with the Company's acquisition of Haven Bancorp, Inc. on November 30, 2000 continued throughout 2002 as it did in 2001. Core deposits totaled $3.3 billion at the current year-end, representing 62.9% of total deposits, as compared to $3.0 billion, representing 55.8%, at December 31, 2001.
    The growth in core deposits reflects a $249.7 million rise in NOW and money market accounts to $1.2 billion; a $4.5 million rise in savings accounts to $1.6 billion; and a $10.1 million rise in non-interest-bearing accounts to $465.1 million. The increase in core deposits was partly tempered by the divestiture of 15 in-store branches in the second quarter of 2002.
    In keeping with management's emphasis on the sale of third-party investment products, the balance of CDs declined to $1.9 billion, representing 37.1% of total deposits, from $2.4 billion, representing 44.2%, at year-end 2001. The decline in CDs also reflects the aforementioned divestiture of 15 in-store branches, which was partly offset by the addition of three branches on Staten Island and one in Nassau County over the course of the year. With the opening of two more banking offices slated for the second quarter, the Company will have 112 banking offices serving the metro New York region and New Jersey within the first half of 2003.
    The significant growth in assets was primarily supported by leveraged funding in the form of Federal Home Loan Bank ("FHLB") advances, repurchase agreements, and the issuance of trust-preferred securities. At December 31, 2002, the Company's borrowings totaled $4.6 billion, as compared to $2.5 billion at December 31, 2001. FHLB advances accounted for $2.2 billion of the 2002 total, while repurchase agreements accounted for $2.0 billion of that amount. Trust-preferred securities totaled $368.8 million, including $182.5 million stemming from the fourth quarter 2002 BONUSES Units offering.

    Stockholders' Equity

    The Company recorded stockholders' equity of $1.3 billion at December 31, 2002, up 34.6% from $983.1 million at December 31, 2001. The 2002 amount was equivalent to 11.70% of total assets and a book value per share of $12.97, based on 102,058,843 shares. At the same time, the Company's tangible stockholders' equity more than doubled to $647.5 million, signifying a 99.5% rise in tangible book value per share to $6.34.
    In addition to twelve-month cash earnings of $259.7 million, the increase in stockholders' equity includes net proceeds of $147.5 million stemming from the Company's secondary offering of common stock on May 14, 2002 and $89.9 million, representing the warrant portion of the net proceeds generated by the sale of BONUSES Units on November 4, 2002. In addition to deploying $78.4 million of its capital during the year into cash dividends, the Company allocated $120.0 million toward the repurchase of 4,337,534 shares. Under the Board of Directors' current stock repurchase authorization, 3,979,253 shares were still available for repurchase at December 31, 2002.

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the seventh largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family loans for portfolio in the city of New York. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release, and the associated post-earnings conference call and web cast, contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's Web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) The Company's 2002 earnings include twelve months of consolidated operations with Richmond County Financial Corp.
("Richmond County"), as compared to five months in 2001.
    (2) A reconciliation of cash earnings to reported earnings appears on the Financial Highlights page of this release.

                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                            (in thousands)


                                            December 31,  December 31,
                                                2002         2001
                                            ------------  -----------
Assets
Cash and due from banks                    $     96,497  $   168,449
Money market investments                          1,148       10,166
Securities held to maturity (estimated
 market value of $717,564 and $203,647,
 respectively)                                  699,445      203,195
Mortgage-backed securities held to maturity
 (estimated market value of $38,489 and
 $51,119, respectively)                          36,947       50,865
Securities available for sale                 3,952,130    2,374,782
Mortgage loans:
 Multi-family                                 4,494,332    3,255,167
 1-4 family                                     265,724    1,318,295
 Commercial real estate                         533,327      561,944
 Construction                                   117,013      152,367
                                           ------------  -----------
Total mortgage loans                          5,410,396    5,287,773
Other loans                                      78,787      116,968
Less: Unearned loan fees                         (5,111)      (3,054)
      Allowance for loan losses                 (40,500)     (40,500)
                                           ------------  -----------
Loans, net                                    5,443,572    5,361,187
Premises and equipment, net                      74,531       69,010
Goodwill                                        624,518      614,653
Core deposit intangible                          51,500       57,500
Deferred tax asset, net                           9,508       40,396
Other assets                                    323,296      252,432
                                           ------------  -----------
Total assets                               $ 11,313,092  $ 9,202,635
                                           ============  ===========

Liabilities and Stockholders' Equity
Deposits:
 NOW and money market accounts             $  1,198,068  $   948,324
 Savings accounts                             1,643,696    1,639,239
 Certificates of deposit                      1,949,138    2,407,906
 Non-interest-bearing accounts                  465,140      455,133
                                           ------------  -----------
Total deposits                                5,256,042    5,450,602
                                           ------------  -----------
Official checks outstanding                      11,544       87,647
Borrowings                                    4,592,069    2,506,828
Mortgagors' escrow                               13,749       21,496
Other liabilities                               116,176      152,928
                                           ------------  -----------
Total liabilities                             9,989,580    8,219,501
                                           ------------  -----------
Stockholders' equity:
 Preferred stock at par $0.01 (5,000,000
  shares authorized; none issued)                    --           --
 Common stock at par $0.01 (150,000,000
  shares authorized; 108,244,425 shares
  issued; 105,664,464 and 101,845,276
  shares outstanding at December 31, 2002
  and 2001, respectively)                         1,082        1,082
 Paid-in capital in excess of par             1,104,899      898,830
 Retained earnings (substantially
  restricted)                                   275,097      167,511
 Less: Treasury stock (2,559,961 and
  6,379,149 shares, respectively)               (69,095)     (78,294)
       Unallocated common stock held by
        ESOP                                    (20,169)      (6,556)
       Common stock held by SERP                 (3,113)      (3,113)
       Unearned common stock held by RRPs           (41)         (41)
 Accumulated other comprehensive income,
  net of tax effect                              34,852        3,715
                                           ------------  -----------
Total stockholders' equity                    1,323,512      983,134
                                           ------------  -----------
Total liabilities and stockholders' equity $ 11,313,092  $ 9,202,635
                                           ============  ===========


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                                  For the               For the
                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                                (Unaudited)
                            --------------------- --------------------
                                2002       2001       2002       2001
                            ---------- ---------- ---------- ---------
Interest Income:
 Mortgage and other loans   $ 97,415  $ 102,137  $ 403,407  $ 325,924
 Securities                   16,943      8,037     43,407     30,114
 Mortgage-backed securities   37,000     29,019    151,670     61,319
 Money market investments        369        424      1,023      5,947
                            --------  ---------  ---------  ---------
Total interest income        151,727    139,617    599,507    423,304
                            --------  ---------  ---------  ---------

Interest Expense:
 NOW and money market
  accounts                     3,890      3,957     15,884     15,171
 Savings accounts              4,408      7,310     21,534     18,473
 Certificates of deposit      12,178     27,255     58,425    108,097
 Borrowings                   35,349     26,003    130,394     75,685
 Mortgagors' escrow                2         48         14         62
                            --------  ---------  ---------  ---------
Total interest expense        55,827     64,573    226,251    217,488
                            --------  ---------  ---------  ---------
  Net interest income         95,900     75,044    373,256    205,816
Provision for loan losses         --         --         --         --
                            --------  ---------  ---------  ---------
  Net interest income after
   provision for loan losses  95,900     75,044    373,256    205,816
                            --------  ---------  ---------  ---------

Other Operating Income:
 Fee income                   14,643     10,534     47,443     35,061
 Net securities gains          5,301      2,239     16,986     27,539
 Other                        10,494      6,210     37,391     28,015
                            --------  ---------  ---------  ---------
Total other operating
 income                       30,438     18,983    101,820     90,615
                            --------  ---------  ---------  ---------

Non-interest Expense:
 Compensation and benefits    17,450      9,942     72,084     63,140
 Occupancy and equipment       5,518      6,233     23,230     18,643
 General and administrative    7,518      8,600     31,841     27,610
 Other                         1,739      1,252      5,907      3,364
                            --------  ---------  ---------  ---------
Total operating expense       32,225     26,027    133,062    112,757
                            --------  ---------  ---------  ---------
 Amortization of core
  deposit intangible and
  goodwill                     1,500      2,982      6,000      8,428
                            --------  ---------  ---------  ---------
Total non-interest expense    33,725     29,009    139,062    121,185
                            --------  ---------  ---------  ---------

Income before income taxes    92,613     65,018    336,014    175,246
Income tax expense            28,191     22,497    106,784     70,779
                            --------  ---------  ---------  ---------
  Net income                $ 64,422  $  42,521  $ 229,230  $ 104,467
                            ========  =========  =========  =========

  Earnings per share        $   0.62  $    0.43  $    2.25  $   1.36
  Diluted earnings per
   share                    $   0.62  $    0.43  $    2.22  $   1.34
                            ========  =========  =========  ========


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)


                                      Three Months Ended December 31,
                                      --------------------------------
                                                    2002
                                      --------------------------------
                                                              Average
                                        Average               Yield/
                                        Balance     Interest   Cost
                                      ------------  --------  -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $  5,281,927  $ 97,415    7.38%
   Securities                             945,522    16,943    7.17
  Mortgage-backed securities            2,813,736    37,000    5.26
  Money market investments                 47,584       369    3.10
                                     ------------  --------  ------
 Total interest-earning assets          9,088,769   151,727    6.68
 Non-interest-earning assets            1,650,422
                                     ------------
 Total assets                        $ 10,739,191
                                     ============
Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts      $  1,197,528  $  3,890    1.29%
  Savings accounts                      1,638,834     4,408    1.07
  Certificates of deposit               1,883,996    12,178    2.56
  Borrowings                            3,642,061    35,349    3.85
  Mortgagors' escrow                       52,766         2    0.02
                                     ------------  --------  ------
 Total interest-bearing liabilities     8,415,185    55,827    2.63
 Non-interest-bearing deposits            461,659
 Other liabilities                        598,796
                                     ------------
 Total liabilities                      9,475,640
 Stockholders' equity                   1,263,551
                                     ------------
Total liabilities and stockholders'
 equity                              $ 10,739,191
                                     ============
 Net interest income/interest rate
  spread                                           $ 95,900    4.05%
                                                   ========  ======
 Net interest-earning assets/net
  interest margin                    $    673,585              4.22%
                                     ============            ======
Ratio of interest-earning assets to
 interest-bearing liabilities                                  1.08x
                                                             ======


                                      Three Months Ended December 31,
                                      --------------------------------
                                                    2001
                                      --------------------------------
                                                               Average
                                         Average               Yield/
                                         Balance    Interest    Cost
                                       -----------  ---------  -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $ 5,280,363 $ 102,137    7.74%
  Securities                              498,725     8,037    6.45
  Mortgage-backed securities            1,953,783    29,019    5.94
  Money market investments                101,816       424    1.67
                                      ----------- ---------  ------
 Total interest-earning assets          7,834,687   139,617    7.13
 Non-interest-earning assets            1,194,404
                                      -----------
 Total assets                         $ 9,029,091
                                      ===========
Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts       $   950,478 $   3,957    1.65%
  Savings accounts                      1,601,023     7,310    1.81
  Certificates of deposit               2,485,053    27,255    4.35
  Borrowings                            2,362,612    26,003    4.37
  Mortgagors' escrow                       36,718        48    0.52
                                      ----------- ---------  ------
 Total interest-bearing liabilities     7,435,884    64,573    3.45
 Non-interest-bearing deposits            444,206
 Other liabilities                        159,288
                                      -----------
 Total liabilities                      8,039,378
 Stockholders' equity                     989,713
                                      -----------
Total liabilities and stockholders'
 equity                               $ 9,029,091
                                      ===========
 Net interest income/interest rate
  spread                                          $  75,044    3.68%
                                                  =========  ======
 Net interest-earning assets/net
  interest margin                     $   398,803              3.83%
                                      ===========            ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.05x
                                                             ======

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                                     Twelve Months Ended December 31,
                                     ---------------------------------
                                                    2002
                                     --------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance     Interest    Cost
                                     ------------  --------- --------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $  5,386,479 $ 403,407    7.49%
  Securities                              638,424    43,407    6.80
  Mortgage-backed securities            2,593,767   151,670    5.85
  Money market investments                 38,838     1,023    2.63
                                     ------------ ---------  ------
 Total interest-earning assets          8,657,508   599,507    6.92
 Non-interest-earning assets            1,358,579
                                     ------------
 Total assets                        $ 10,016,087
                                     ============
Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts      $  1,101,701 $  15,884    1.44%
  Savings accounts                      1,660,327    21,534    1.30
  Certificates of deposit               2,022,691    58,425    2.89
  Borrowings                            3,255,407   130,394    4.01
  Mortgagors' escrow                       45,449        14    0.03
                                     ------------ ---------  ------
 Total interest-bearing liabilities     8,085,575   226,251    2.80
 Non-interest-bearing deposits            463,059
 Other liabilities                        318,222
                                     ------------
 Total liabilities                      8,866,856
 Stockholders' equity                   1,149,231
                                     ------------
Total liabilities and stockholders'
 equity                              $ 10,016,087
                                     ============
 Net interest income/interest rate
  spread                                          $ 373,256    4.12%
                                                  =========  ======
 Net interest-earning assets/net
  interest margin                    $    571,933              4.31%
                                     ============            ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.07x
                                                             ======


                                      Twelve Months Ended December 31,
                                      --------------------------------
                                                     2001
                                       -------------------------------
                                                               Average
                                         Average               Yield/
                                         Balance    Interest    Cost
                                       ----------   --------  -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $ 4,227,982 $ 325,924    7.71%
  Securities                              373,229    30,114    8.07
  Mortgage-backed securities              977,706    61,319    6.27
  Money market investments                153,219     5,947    3.88
                                      ----------- ---------  ------
 Total interest-earning assets          5,732,136   423,304    7.38
 Non-interest-earning assets              664,749
                                      -----------
 Total assets                         $ 6,396,885
                                      ===========
Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts       $   803,456 $  15,171    1.89%
  Savings accounts                        955,343    18,473    1.93
  Certificates of deposit               2,093,602   108,097    5.16
  Borrowings                            1,558,732    75,685    4.86
  Mortgagors' escrow                       29,449        62    0.21
                                      ----------- ---------  ------
 Total interest-bearing liabilities     5,440,582   217,488    4.00
 Non-interest-bearing deposits            298,795
 Other liabilities                         82,218
                                      -----------
 Total liabilities                      5,821,595
 Stockholders' equity                     575,290
                                      -----------
Total liabilities and stockholders'
 equity                               $ 6,396,885
                                      ===========
 Net interest income/interest rate
  spread                                          $ 205,816    3.38%
                                                  =========  ======
 Net interest-earning assets/net
  interest margin                     $   291,554              3.59%
                                      ===========            ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.05x

                                                             ======

                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                             For the                    For the
                         Three Months Ended        Twelve Months Ended
                            December 31,              December 31,
                        ---------------------     --------------------
(dollars in thousands,
 except per share data)   2002         2001         2002       2001
                        --------     --------     --------    --------
REPORTED EARNINGS
 DATA:
Earnings             $    64,422  $   42,521  $   229,230  $  104,467
Earnings per share          0.62        0.43         2.25        1.36
Diluted earnings
 per share                  0.62        0.43         2.22        1.34
Return on average
 assets                     2.40%       1.88%        2.29%       1.63%
Return on average
 stockholders' equity      20.39       17.19        19.95       18.16
Return on average
 tangible
 stockholders' equity      43.86       53.56        48.44       43.24
Operating expense to
 average assets             1.20        1.15         1.33        1.76
Interest rate spread        4.05        3.68         4.12        3.38
Net interest margin         4.22        3.83         4.31        3.59
Efficiency ratio           26.10       28.55(1)     25.32       35.03(1)
Shares used for EPS
 computation         103,307,471  97,948,137  101,752,638  76,727,717
Shares used for
 diluted EPS
 computation         104,651,456  99,410,997  103,064,607  78,054,538

CASH EARNINGS DATA:
Earnings             $    69,104  $   43,436  $   259,710  $  148,972
Earnings per share          0.67        0.44         2.55        1.94
Diluted earnings per
 share                      0.66        0.44         2.52        1.91
Return on average
 assets                     2.57%       1.92%        2.59%       2.33%
Return on average
 stockholders' equity      21.88       17.56        22.60       25.90
Efficiency ratio           23.30       27.43        25.50       27.51

RECONCILIATION OF CASH
 EARNINGS TO REPORTED
 EARNINGS:
Reported earnings    $    64,422  $   42,521   $  229,230  $  104,467
Additional
 contributions to
 tangible stockholders'
 equity:
  Amortization and
   appreciation of
   stock-related
   benefit plans           1,286      (2,751)       5,903      22,775
  Associated tax
   benefits                1,133          --       15,861      11,000
  Dividends on
   unallocated
   ESOP shares               763         685        2,716       2,302
                     -----------  ----------   ----------  ----------
Total additional
 contributions to
 tangible
 stockholders' equity      3,182      (2,066)      24,480      36,077
Amortization of core
 deposit intangible
 and goodwill              1,500       2,981        6,000       8,428
                     -----------  ----------   ----------  ----------
Cash earnings        $    69,104  $   43,436  $   259,710  $  148,972
                     ===========  ==========  ===========  ==========
Cash earnings per
 share               $      0.67  $     0.44  $      2.55  $     1.94
Diluted cash
 earnings per
 share                      0.66        0.44         2.52        1.91
                     ===========  ==========  ===========  ==========



                                            At December   At December
                                                 31,          31,
                                            -------------------------
                                                 2002         2001
                                            ------------- ------------
BALANCE SHEET DATA:
Book value per share                        $     12.97    $    10.05
Stockholders' equity to total assets              11.70%        10.68%
Tier 1 regulatory leverage capital ratio           7.45(2)       5.95
Shares used for book value computation      102,058,843    97,774,030
Total shares issued and outstanding         105,664,464   101,845,276

ASSET QUALITY RATIOS:
Non-performing loans to loans, net                 0.30%         0.33%
Non-performing assets to total assets              0.15          0.19
Allowance for loan losses to non-performing
 loans                                           247.83        231.46
Allowance for loan losses to loans, net            0.74          0.76

(1) Excludes certain non-recurring items that were primarily incurred in connection with the merger with Richmond County on July 31, 2001.

(2) Excludes the proceeds of the BONUSES Units issued on November 4, 2002. The Federal Reserve has determined that the BONUSES Units in their current form do not meet Federal Reserve approval for Tier 1 capital treatment.


    CONTACT: New York Community Bancorp, Inc., Westbury
             Investor Relations:
             Ilene A. Angarola, 516/683-4420